     As filed with the Securities and Exchange Commission on July 27, 1999

                                                   Registration No. 333-02337-99

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                         -----------------------------


                        POST-EFFECTIVE AMENDMENT NO. 1
                                      TO
                        FORM S-8 REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933


                         -----------------------------

                                 MATTEL, INC.
            (Exact Name of Registrant as Specified in Its Charter)


                 Delaware                        95-1567322
        (State of Incorporation)    (I.R.S. Employer Identification No.)

                         -----------------------------

                           333 Continental Boulevard
                         El Segundo, California  90245
                                (310) 252-2000
         (Address, Including Zip Code and Telephone Number, Including
            Area Code, of Registrant's Principal Executive Offices)

                         -----------------------------

               SOFTKEY INTERNATIONAL INC. 1996 STOCK OPTION PLAN
                           (Full Title of the Plan)

                         -----------------------------

                             Robert Normile, Esq.
             Senior Vice President, General Counsel and Secretary
                                 Mattel, Inc.
                           333 Continental Boulevard
                         El Segundo, California  90245
                                (310) 252-2000
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

                          THE LEARNING COMPANY, INC.

                   Termination of Registration Statement and
                         Deregistration of Securities


          On May 13, 1999, pursuant to that certain Agreement and Plan of Merger, dated as of December 13, 1998, between Mattel, Inc., a Delaware corporation ("Mattel"), and The Learning Company, Inc., a Delaware corporation ("Learning Company"), Learning Company merged with and into Mattel (the "Merger"), with Mattel continuing as the surviving corporation. In connection with the Merger, stockholders of Learning Company were granted the right to receive 1.2 shares of common stock of Mattel, par value $1.00 per share ("Mattel Common Stock"), in exchange for each issued and outstanding share of common stock of Learning Company, par value $0.01 per share ("Learning Company Common Stock"), and each option to purchase Learning Company Common Stock under the Softkey International Inc. 1996 Stock Option Plan (the "Plan"), was similarly converted into an option to purchase 1.2 shares of Mattel Common Stock.

          Because all of the stock options which were granted under the Plan, and for which the related shares of Learning Company Common Stock were registered on the registration statement on Form S-8, No. 333-02337 (the "Registration Statement"), have been exercised in full or have been converted into options to purchase Mattel Common Stock in connection with the Merger, no additional shares of Learning Company Common Stock registered on the Registration Statement can be purchased or otherwise issued under the Plan. As a result, Mattel, as the successor to Learning Company by merger, hereby removes from registration any and all unissued shares of the Learning Company Common Stock that were previously registered under the Registration Statement, and hereby files this Post-Effective Amendment No. 1 to the Registration Statement to effect such removal and to terminate the Registration Statement.

                                  SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, Mattel, Inc. (as the successor to The Learning Company, Inc. by merger) certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 of Learning Company, Inc. to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of El Segundo, State of California, on this 21st day of July, 1999.


                              MATTEL, INC.


                              By: /s/ Robert Normile
                                  ---------------------------------
                                  Name:  Robert Normile
                                  Title: Senior Vice President, General
                                         Counsel and Secretary


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 of The Learning Company, Inc. has been signed by the following persons in the capacities and on the date indicated.



               Signature                               Title                            Date
               ---------                               -----                            ----
     /s/ Jill E. Barad                         Chairman of the Board,               July 21, 1999
-------------------------------------          President and Chief Executive
         Jill E. Barad                         Officer

     /s/ Harry J. Pearce                       Chief Financial Officer              July 21, 1999
-------------------------------------          (Principal Financial Officer)
         Harry J. Pearce

     /s/ Kevin M. Farr                         Senior Vice President and            July 21, 1999
-------------------------------------          Corporate Controller (Principal
         Kevin M. Farr                         Accounting Officer)

-------------------------------------          Director                             July __, 1999
            Dr. Harold Brown

     /s/ Tully M. Friedman                     Director                             July 21, 1999
-------------------------------------
         Tully M. Friedman

     /s/ Joseph C. Gandolfo                    Director and President,              July 21, 1999
-------------------------------------          Worldwide Manufacturing
         Joseph C. Gandolfo                    Operations

     /s/ Ronald M. Loeb                        Director                             July 21, 1999
-------------------------------------
         Ronald M. Loeb


     /s/ Ned Mansour                           Director and President,              July 21, 1999
-------------------------------------          Corporate Operations
         Ned Mansour

-------------------------------------          Director                             July __, 1999
          Dr. Andrea L. Rich

     /s/ William D. Rollnick                   Director                             July 21, 1999
-------------------------------------
         William D. Rollnick

-------------------------------------          Vice-Chairman of the Board and       July __, 1999
          Pleasant T. Rowland                  President, Pleasant Company

--------------------------------------         Director                             July __, 1999
        Christopher A. Sinclair

--------------------------------------         Director                             July __, 1999
          John L. Vogelstein